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                                    EXHIBIT 11.1

                              SCHMITT INDUSTRIES, INC.
                  SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                    (UNAUDITED)

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
                                                              Three Months Ended             Six Months Ended
                                                             11/30/97    11/30/96           11/30/97   11/30/96
                                                             --------------------           -------------------


I.   Net income for period                                $  695,449      $  607,344      $1,050,000    $  747,620
                                                          ----------      ----------      ----------    ----------
                                                          ----------      ----------      ----------    ----------


II.  Determination of shares

     Weighted average number of
     common shares outstanding                             7,088,768       7,020,593       7,085,595     6,998,225

     Common equivalent shares                                419,942         516,032         403,223       423,724
     (determined using the "treasury stock"
     method) representing shares issuable
     upon exercise of employee stock options

     Weighted average number of shares used                7,508,710       7,536,625       7,488,818     7,421,949
     in calculation of primary income per share

     Shares issuable on exercise of stock options,               594             331           6,075        94,110
     determined using the "treasury stock"
     method

     Weighted average number of shares used in
     fully diluted income per share                        7,509,304       7,536,956       7,494,893     7,516,059
                                                          ----------      ----------      ----------    ----------
                                                          ----------      ----------      ----------    ----------


III. Net income per common share and common share equivalent

     Primary                                                     .09             .08             .14           .10
                                                                 ---             ---             ---           ---
                                                                 ---             ---             ---           ---

     Fully diluted                                               .09             .08             .14           .10
                                                                 ---             ---             ---           ---
                                                                 ---             ---             ---           ---

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